MORROW & CO., LLC

SOLICITATIONS: PROXIES & CONSENTS
TENDER & EXCHANGE OFFERS
PROXY CONTESTS
STRATEGIC STOCK SURVEILLANCE
PRO FORMA VOTING ANALYSES
CORPORATE GOVERNANCE CONSULTING

CORPORATE HEADQUARTERS

470 WEST AVENUE
STAMFORD, CT 06902
(203) 658-9400

October 8, 2008

Shine Media Acquisition Corp.
29 Level, Central Plaza
381 Huai Hai Zhong Road
Shanghai 200020, China

This letter will serve as the agreement under which you will retain us to solicit proxies from the stockholders of Shine Media Acquisition Corp. ("SHND") for the Special Meeting of Stockholders called to be held in the fourth quarter of 2008, and pursuant to the terms of the Proxy Statement filed with the Securities and Exchange Commission (the "SEC") and, when approved by the SEC, distributed to your stockholders.

The services we will perform on your behalf will include the consultation and preparation in connection with the solicitation, as well as the actual solicitation of proxies from brokers, banks, nominees and individual holders of record, as well as Non-Objecting Beneficial Owners (NOBOs), at a level to be determined. We will also perform Stock Surveillance and Shareholder Identification services for the special meeting of SHND. In addition, you may use the name "Morrow & Co., LLC" in drafts of and the final approved versions of the Proxy Statements.

Our fee for the above services is due and payable as follows: an advance against disbursements in the amount of $12,500.00 is due upon the signing of this agreement and the balance, $35,000.00, is payable upon the successful conclusion of the stockholder meeting. If disbursements are less than $12,500.00 we will credit the remainder to the company. Additional disbursements, if any, incurred by us on your behalf, will be due and payable upon the conclusion of the solicitation.

If you ask us to perform any work or services or incur any costs in advance of the mailing of definitive materials, these will be separately documented. The balance of the fees plus additional disbursements, if any, incurred by us on your behalf, will be due and payable upon the conclusion of the solicitation. To the extent that actual disbursements are less than our estimates above, we will promptly return the difference to you. At the conclusion of the solicitations, we will provide you with a detailed report on all disbursements.

Our fee assumes that the vote required to pass management's proposals will be no greater than the affirmative vote of a majority of the IPO shares outstanding as of the record date, and that there are no counter solicitations.

Our charge to solicit holders of record as well as non-objecting beneficial owners (NOBOs) is $6.50 per holder, which includes the cost of the telecommunicators, directory assistance and related telephone expenses.

October 8, 2008

We understand that you have established a trust fund for the benefit of your public stockholders and that you may disburse monies from the trust fund only (a) to your public stockholders in the event such stockholders elect to convert their shares, (b) to your public stockholders upon your liquidation if you fail to consummate a business combination or (c) after or concurrently with the consummation of a business combination. We hereby agree that we do not have any right, title, interest or claim of any kind in or to any monies in the trust fund ("Claim") and we waive any Claim we may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with you and will not seek recourse against the trust fund for any reason whatsoever. This section shall survive the termination of this agreement for any reason.

If the above is agreeable to you, please sign and return to us the enclosed copy of this letter.

Very truly yours,

MORROW & CO.. LLC:

By: /S/ Gerard Mucha

Title: Managing Director

Accepted:

SHINE MEDIA ACQUISITION CORP.:

By: /S/ Hock Ong

Title: CFO

Date: ______________________